Exhibit 10.45
     This Subscription Agent Agreement is made as of June 17, 2008.

BETWEEN:	HANCOCK FABRICS, INC., a Delaware corporation, (the “COMPANY”)

- and –

WUNDERLICH SECURITIES, INC., (the “AGENT”)
     WHEREAS the Company has resolved to offer rights (the “Rights”) at a price of $1,000 per Right. Each Right will allow certain stockholders of the Company to purchase one $1,000 principal amount of floating rate secured note (“Notes”) and a warrant (“Warrants”) to purchase 400 shares of the Company’s Common Stock at an exercise price equal to the greater of (i) $1.00 and (ii) the volume weighted average trading price for the 30 days prior to the 3rd business day before the date of issuance of the Warrants;
     WHEREAS the Rights are to be issued only to certain stockholders holding Common Stock of the Company as hereinafter described, which stockholders held Common Stock of the Company on the Record Date; and
     WHEREAS the Company deems it expedient that the Agent act as subscription agent for the Rights and as custodian of monies tendered upon exercise of the Rights;
     NOW THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1.	DEFINITIONS:

1.01.	In this Agreement:
(a)	“Agreement” means this agreement;

(b)	“Common Stock” means the issued and outstanding shares of common stock of the Company, par value $0.01;

(c)	“Expiration Date” means 5:00 p.m., (Eastern Time), on July 18, 2008;

(d)	“Qualified Stockholders” means all Common Stockholders who owned at least 970 shares of Common Stock on the Record Date;

(e)	“Notes” has the meaning set forth in the Recitals to this Agreement;

(f)	“Record Date” means as of the close of business on June 17, 2008;

(g)	“Rights” means the right of Stockholders owning at least 970 shares of Common Stock on the Record Date to purchase Notes and Warrants;

(h)	“Rights Offering” means the offering of the Rights as described in the Rights Offering Prospectus and expected to close on July 18, 2008.

(i)	“Rights Offering Prospectus” means the prospectus pursuant to which the Rights are issued, a copy of which is attached hereto as Appendix A;

(j)	“Stockholders” means the holders on the Record Date of the Common Stock;

(k)	“Subscription Certificates” has the meaning set forth in Section 2.02(a);

(l)	“Subscription Funds” means any and all monies tendered by eligible holders of Rights on subscription for the Notes and Warrants; and

(m)	“Warrants” has the meaning set forth in the Recitals to this Agreement.

2.	APPOINTMENT OF AGENT:
2.01. The Agent is hereby appointed as subscription agent for the Rights and the Agent hereby accepts such appointment upon the terms hereinafter set forth.
2.02. The Agent shall keep the Company’s register of Rights, register of transfers and supply of unissued Subscription Certificates and, subject to such instructions as may be from time to time given by the Company in writing through any of its Chairman, President or Secretary or other duly authorized officer, the Agent shall:
(a)	in accordance with Article 3, issue to Qualified Stockholders certificates representing the Rights (“Subscription Certificates”) which are to be held by them, as contemplated by the Rights Offering Prospectus or transferred to them after the initial issuance, respectively, and enter such certificates on the Company’s register of transfers;

(b)	permit transfers to be made upon register of transfers by holders of Rights, or by their duly authorized attorneys, and cancel Subscription Certificates surrendered upon such transfers provided that no transfer of Rights shall be made or Subscription Certificate issued to any Stockholder that is not a Qualified Stockholder;

(c)	in accordance with the Rights Offering Prospectus, accept Subscription Certificates and Subscription Funds from Qualified Stockholders, and cancel such Subscription Certificates properly presented for exercise from the register of Rights;

(d)	in the event that any Notes and Warrants remain available on the Expiration Date after the exercise of the Rights, advise the Company of the number of Notes and Warrants which remain available;

(e)	after the Expiration Date and after all duly tendered Subscription Certificates for the Notes and Warrants have been calculated, cancel all Rights from the register;

(f)	until the Expiration Date, make such entries from time to time in the said register as may be necessary in order that the account of each holder of Rights of the Company may be properly and accurately kept;

(g)	supply the Company from time to time, as required, with lists of holders of Rights, as shown by the said register, correct to the dates of such lists showing the name and last known address of each holder and the number of Rights held by each holder; and

(h)	the Agent shall:
(i)	prior to the closing of the Rights Offering, provide to the Company a complete list of holders of Rights who have elected to subscribe to the Notes, including the principal amount of Notes to be issued to each such holder and the number of Warrants to be issued to each such holder;

(ii)	as soon as possible following the closing of the Rights Offering, issue and mail (by first class insured mail) notification to each subscriber advising the same of the number of Warrants subscribed for and issued and the principal amount of Notes subscribed for and purchased by such holder pursuant to the Rights Offering.
3. THE RIGHTS: The Rights will be issued to Qualified Stockholders shown on the Company’s register of Common Stock as owning at least 970 shares of Common Stock on the Record Date. The Rights will be in fully registered form and will be freely transferable. The Rights will be exercisable in accordance with the Rights Offering Prospectus.
4. TAX MATTERS: The Company shall instruct the Agent in writing of the tax forms, if any, that are to be issued and the appropriate filings that are to be made with the Internal Revenue Service prior to the Expiration of the Rights Offering. Absent written instruction from the Company, the Agent shall not be responsible for any tax filings.
5. APPOINTMENT OF CUSTODIAN: The Agent is hereby appointed as custodian for the receipt and holding of the Subscription Funds and the Agent hereby accepts such appointment.
6. DELIVERY OF SUBSCRIPTION FUNDS:
6.01. Any Subscription Funds which may happen to be received by the Company will promptly be delivered or paid over to the Agent together with all necessary information regarding the subscriber.
6.02. After the Expiration Date, and after the calculation and tabulation of all properly tendered subscriptions, the Subscription Funds will be paid by the Agent to the Company upon the authentication of the global notes representing the Notes and the Warrants subscribed for and purchased in the Rights Offering.
6.03. ANY SUBSCRIPTION FUNDS OR OTHER FUNDS HELD BY THE AGENT DURING THE TERMS OF THIS AGREEMENT SHALL BE EITHER (i) HELD BY AGENT AS CASH, OR (ii) INVESTED BY AGENT IN SHARES OF THE FEDERATED AUTOMATED GOVERNMENT MONEY TRUST, WHICH INVESTS IN OBLIGATIONS OF, OR GUARANTEED BY, THE UNITED STATES GOVERNMENT, ITS AGENCIES OR INSTRUMENTALITIES, MATURING IN ONE YEAR OR LESS, WHICH OBLIGATIONS MAY BE PURCHASED THROUGH REPURCHASE AGREEMENTS WITH SAID OBLIGATIONS AS COLLATERAL. ANY INTEREST EARNED ON ANY OF THE SUBSCRIPTION FUNDS OR OTHER FUNDS SHALL BE PAID TO THE COMPANY.
7.	COVENANTS BY THE COMPANY: The Company covenants with the Agent that:
(a)	it shall provide the Agent with (i) access to and use of the Company’s personnel as needed by the Agent, (ii) access to the Company’s outside professional resources, such as attorneys and accountants and (iii) such other resources and support as reasonably required by the Agent in the performance of services under this Agreement; and

(b)	it shall promptly give notice to the Agent of any and all changes to the terms and conditions of the Rights which it may resolve to make from time to time and that it shall prepare and execute any and all documents to amend this Agreement pursuant to any such changes made.
8.	REPLACEMENT OF LOST RIGHTS CERTIFICATES:
8.01. The authority of the Agent shall also extend to the issue as subscription agent of any Subscription Certificate, the issue of which shall be authorized in writing by the Company through any of its Chairman, President or Secretary, or other duly authorized officer, in lieu of a Subscription Certificate shown to have been lost, destroyed or stolen as provided in Sections 8.02 and 8.03.
8.02. The applicant for the issue of a new Subscription Certificate(s) pursuant to this Article 8 shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Agent and the Company such evidence of ownership and of the loss, destruction or theft of the certificate satisfactory to the Company and to the Agent in their sole discretion, and such applicant shall also be required to furnish an indemnity bond satisfactory to the Company and the Agent, to save each of them harmless, and shall pay the expenses, charges and any taxes applicable thereto to the Company and the Agent in connection therewith.
8.03. No new Subscription Certificates shall be issued in lieu of Subscription Certificate claimed to have been lost, destroyed or stolen until a statutory declaration and indemnity bond, if required, in form satisfactory to the Company and the Agent shall have been furnished to the Agent.

9. FEES AND EXPENSES:
9.01. The Company shall pay to the Agent:
(i)	A “base fee” of $10,000 (payable (x) $5,000 upon effectiveness of the Registration Statement on Form S-l related to the Rights Offering and (y) $5,000 upon expiration of the Rights Offering and the remittance by the Agent to the Company of all Subscription Funds and processed Subscription Certificates received during that period), and

(ii)	a “per subscription fee” of $100 per Subscription Certificate, up to a maximum of $15,000, for a total fee potential of $25,000.
9.02. The Company shall reimburse the Agent for reasonable out-of-pocket expenses incurred in connection with services rendered by the Agent under this Agreement. No out of town travel will be undertaken unless approved by the Company in advance. Expenses shall be billed on a monthly basis by the Agent and shall be due upon receipt of billing. Services to be provided by other professionals such as attorneys or accountants shall be engaged directly by the Company and payment for such services shall be the direct responsibility of the Company.
9.03. The Company shall reimburse the Agent for any legal or other expenses reasonably incurred by the Agent in connection with investigating, preparing to defend or defending any lawsuits, claims, or other proceedings arising in any manner out of or in connection with the Agent’s rendering of services hereunder, or in the Agent’s enforcement of the payment terms of this Agreement.
10. INDEMNITY OF THE AGENT:
10.01. The Company shall indemnify the Agent and hold it harmless against any losses, claims, damages or liabilities to which the Agent may become subject arising in any manner out of or in connection with (a) actions taken or omitted to be taken (including any untrue statements made or statements omitted to be made) by the Company or (b) actions taken or omitted to be taken by the Agent in conformity with either (i) instructions of the Company or (ii) actions taken or omitted to be taken by the Company; or otherwise arising out of or in connection with the Agent’s rendering of services hereunder unless it is finally judicially determined that such losses, claims, damages, or liabilities arose out of the gross negligence or bad faith of the Agent.
10.02. The Agent shall have no duties except those which are expressly set forth herein. The Agent is neither (i) acting as underwriter, agent or solicitor of the Rights Offering; nor (ii) opining on the merits of the transaction or recommending a purchase of securities in the Rights Offering.
10.03. The Company agrees that it shall perform, execute, acknowledge and deliver or cause to be delivered all such further and other acts, instruments and assurances as may reasonably be required by the Agent for the carrying out or performing by the Agent of the provisions of this Agreement.

11. TERM AND TERMINATION: The term of this Agreement shall extend from the date hereof until terminated. Either party may terminate the Agreement at any time, without cause, by giving the other party at least 15 days’ prior written notice; provided, however, that the Company’s obligations pursuant to Article 9 and Article 10 hereof shall survive any such termination.
12. CONFIDENTIALITY: Any information which is delivered to the Agent by the Company shall be kept confidential and shall not be revealed to any third party without the prior consent of the Company, except as is required by law or in the Agent’s performance of services as described herein. Likewise, this and all other documents delivered to the Company by the Agent shall be kept confidential by the Company and shall not be shared with any party except for the Company’s attorneys or independent accountants. Any advice provided by the Agent under this Agreement shall not be disclosed to third parties without the Agent’s prior approval.
13. RIGHT TO ADVERTISE: The Company agrees that the Agent has the right to place advertisements in financial and other newspapers and journals, at its own expense, describing its services to the Company hereunder, provided that the Agent will submit a copy of any such advertisements to the Company so that it can consent to the form of the advertisements, which consent shall not be unreasonably withheld or delayed. The Agent agrees that the Company has the right to name the Agent as the provider of the services stated herein on the prospectus to be distributed to existing equity holders and for related purposes.
14. NOTICES: All payments required to be made or given pursuant to this Agreement shall be mailed by first class mail postage prepaid or delivered by hand and any notice required to be made or given pursuant to this Agreement shall be in writing and shall be deemed to be validly given if delivered or if sent by registered letter, postage prepaid or if sent by facsimile. Any notice so mailed shall be deemed to have been given and received by the addressee on the fourth business day next following the day on which such notice is mailed, or, if sent by facsimile shall be deemed to have been received on the date upon which an acknowledgement of receipt is received from the addressee provided that if such acknowledgement of receipt is received after 5:00 p.m., Eastern Time, such notice shall be deemed to be received on the next business day, or, if delivered, shall be deemed to have been given on the delivery date, at the offices and to the parties at the addresses shown below:

If to the Agent:	Wunderlich Securities, Inc.
6000 Poplar Avenue, Suite 150
Memphis, TN 38119
Attention: James E. Harwood
Facsimile: (901) 251-1349

If to the Company:	Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824
Attention: Robert W. Driskell
Facsimile: (602) 365-6025

with a copy to:	Sam D. Chafetz, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue #2200
Memphis, TN 38103
Facsimile: (901) 577-0854
15. GENERAL:
15.01. It is understood and agreed that any benefits accruing to the holders of Rights at any time are held by each and every holder as against the Company alone; in all respects, the Agent shall act as agent of the Company in the execution of duties specifically ascribed to Agent hereunder.
15.02. In the event of any inconsistency between the provisions of this Agreement and the Rights Offering Prospectus, the terms of the Rights Offering Prospectus shall govern.
15.03. Time shall be of the essence with regard to this Agreement.
15.04. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any entity which may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged, and the Agent, its successors and assigns, including, without limitation, any entity which may acquire all or substantially all of the Agent’s assets and business or into which the Agent may be consolidated or merged. The Agent may assign its right to payment, but not its obligations, under this Agreement.
15.05. This Agreement supersedes all prior understandings between the parties. It may not be amended orally, but only by writing signed by the parties hereto.
15.06. This Agreement shall be governed by and construed in accordance with the laws of the Tennessee.
15.07. Subject headings as used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
15.08. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Hancock Fabrics, Inc.
By:	/s/ Robert W. Driskell
Name:	Robert W. Driskell
Title:	Senior Vice President and Chief Financial Officer

Wunderlich Securities, Inc.
By:	/s/ James E. Harwood
Name:	James E. Harwood
Its:	Managing Director

APPENDIX A
Rights Offering Prospectus

A